UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 9, 2009
PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Patrick Industries, Inc. (the “Company”) has announced that Todd M. Cleveland will succeed Paul E. Hassler as Chief Executive Officer effective February 1, 2009 in accordance with the Company’s executive succession plan. Mr. Cleveland will continue in his role as President. Mr. Hassler will continue in his role as Chairman of the Board of Directors.

Mr. Hassler, 61, was appointed Chairman of the Board in May 2008 and has served as Chief Executive Officer of the Company since April 2004. Mr. Hassler held the position of Vice President of Operations and Distribution – West of the Company from December 2003 through the first quarter of 2004; Executive Director of West Coast Operations from 1994 to 2003; and General Manager of California Operations from 1986 to 1994.

Mr. Cleveland, 40, assumed the position of President and Chief Operating Officer of the Company in May 2008. Mr. Cleveland previously served as Executive Vice President of Operations and Sales and Chief Operating Officer of the Company since August 2007. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of Operations and Chief Operating Officer from 1994 to 1998.

Neither Mr. Hassler nor Mr. Cleveland are parties to any transaction requiring disclosure under Item 401(d) or Item 404(a) of Regulation S-K.

On January 9, 2009, the Company issued a press release announcing the appointment. A copy of the press release is attached hereto as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
Exhibit 99 – Press Release issued January 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: January 9, 2009	By:	/s/ Andy L. Nemeth
Andy L. Nemeth
Executive Vice President – Finance and
Chief Financial Officer